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                                                                   EXHIBIT 10.16


                              PROPERTY QUOTA SHARE
                              REINSURANCE CONTRACT
                       ORIGINALLY EFFECTIVE: JULY 1, 1993
                        TERMS EFFECTIVE: JANUARY 1, 1998

                       Financial Pacific Insurance Company
                             Sacramento, California
                   (hereinafter referred to as the "Company")

                          REINSURANCE CONFIRMATION SLIP

ARTICLE I - CLASSES OF BUSINESS REINSURED

A. By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company's net liability under policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") issued or renewed on or after the effective date hereof, and classified by the Company as Automobile Physical Damage, Commercial Multiple Peril (Section I) and Inland Marine business.

B. "Net liability" as used herein is defined as the Company's gross liability remaining after cessions, if any, to other pro rata reinsurers.

C. The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitation hereinafter set forth.


ARTICLE II - COMMENCEMENT AND TERMINATION

A. This Contract shall become effective on January 1, 1998, with respect to losses occurring under policies allocated to underwriting years commencing on or after that date, and shall continue in force thereafter until terminated.

B. Either party may terminate this Contract on December 31, 1998, or any December 31 thereafter, by giving the other party not less than 90 days prior notice by certified mail.

C. Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination.


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D.    "Underwriting year" as used herein shall mean the period from January 1,
      1997 through December 31, 1997, and each subsequent 12-month period shall be a separate underwriting year. However, in the event this Contract is terminated, the final underwriting year shall be from the beginning of the then current underwriting year through the effective date of termination. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur, it being understood that a policy will be allocated to the underwriting year which is in effect as of:

      1.    As respects all new policies, the effective date of such policies;

      2. As respects renewals of one year or less term policies, the renewal date of such policies;

      3. As respects continuous or greater than one year term policies, the premium anniversary date of such policies.

      Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraphs 2 and 3 above.

ARTICLE III - TERRITORY

The liability of the Reinsurer shall be limited to losses under policies covering property located within the territorial limits of the United States of America, its territories or possessions, and the District of Columbia; but this limitation shall not apply to moveable property if the Company's policies provide coverage when said moveable property is outside the aforesaid territorial limits.


ARTICLE IV - EXCLUSIONS

A.    This Contract does not apply to and specifically excludes the following:

      1. Business accepted by the Company as reinsurance from other insurers except Agency Reinsurance where risk underwriting and all servicing, including claim handling, is done by the Company.

      2. Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool or association including pools or associations in which membership by the Company is required under any statutes or regulations.

      3. Liability of the Company arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund.


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            "Insolvency Fund" includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      4. Any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

      5.    Insurance against earthquake, when written as such.

      6. Insurance on growing crops, however, this exclusion shall not apply to greenhouses and their contents with insured values of $150,000 or less.

      7. Insurance against flood, surface water, waves, tidal water or tidal wave, overflow of streams or other bodies of water or spray from any of the foregoing, all whether driven by wind or not, when written as such.

      8. Liability under coverage afforded for loss or damage resulting from failure to account or pay for any goods or merchandise sold on credit, delivered under deferred payment agreements, consigned for sale or delivered under any trust or floor plan agreements, except under standard accounts receivable policies.

      9.    Boiler and Machinery, when written as such.

      10. Mortgage impairment insurance and similar kinds of insurance, howsoever styled.

      11. Difference in conditions insurance and similar kinds of insurance, howsoever styled.

      12.   Risks which have a total insurable value of more than $250,000,000.

      13. Mobile homes unless written as part of a Commercial Multiple Peril policy.

      14. Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company's property loss under the applicable original policy.

      15.   Fidelity and Surety Business.

      16.   Satellites.


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      17.   Ocean Marine when written as such.

      18.   Inland Marine business with respect to the following:

            a.    All bridges and tunnels;

            b. Cargo insurance when written as such with respect to ocean, lake, or inland waterways vessels;

            c.    Commercial negative film insurance and cast insurance;

            d.    Stationary drilling rigs;

            e.    Furriers' customers' policies;

            f.    Garment contractors' policies;

            g.    Insurance on livestock under so-called "mortality policies";

            h.    Jewelers' block policies and furriers' block policies;

            i.    Mining equipment;

            j. Registered mail insurance when the limit of any one addressee on any one day is more than $50,000;

            k. Watercraft other than watercraft insured under property floaters, yacht and/or outboard policies provided they are less than 50 feet in length;

            l.    Petrochemical and utility risks;

            m.    Transmission and distribution lines.

      19. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause-Physical Damage Reinsurance" attached to and forming part of this Contract.

      20. Railroad business, specifically insurance for "line" or "track" operations of actual railroads.

      21. Oil and gas risks, by which is meant drilling rigs, exploration risks, cracking plants, refineries and depots, oil and gas pipelines, offshore oil and gas properties.

B. If, without the knowledge of a member of the Company's underwriting department, the Company becomes bound on a risk specifically excluded from this Contract, such


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      reinsurance as would have been afforded for the risk by this Contract if the risk had not been excluded shall nevertheless apply to such risk with respect to losses occurring prior to the 66th day (60 discovery days plus 5 mailing days) after discovery by a member of such underwriting department of the existence of the hazard which makes the exclusion applicable. In case, within such 65 day period (60 discovery days plus 5 mailing days), the Company shall have forwarded to the Reinsurer complete underwriting information and shall have received from the Reinsurer written notice of its approval of the risk for the policy period reported, the risk shall be covered hereunder in the same manner as if such risk were not so excluded, subject, however, to the terms of such notice of approval.


ARTICLE V - RETENTION AND LIMIT

A. As respects business subject to this Contract, the Company shall retain and be liable for 30.0% of its net liability. The Company shall cede to the Reinsurer and the Reinsurer agrees to accept 70.0% of the Company's net liability.

B. Notwithstanding the provisions of paragraph A above, the liability of the Reinsurer for loss hereunder shall not exceed $15,000,000 each loss occurrence.

C. The term 'loss occurrence' shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one 'loss occurrence' shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

      1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

      2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

      3. As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in paragraph A of this Article) and fire following directly


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            occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's 'loss occurrence.'

      4. As regards 'freeze,' only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks and melting snow) may be included in the Company's 'loss occurrence.'

      Except for those 'loss occurrences' referred to in subparagraphs 1 and 2 above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

      However, as respects those 'loss occurrences' referred to in subparagraphs 1 and 2 above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more 'loss occurrences,' provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

      It is understood that losses arising from a combination of two or more perils as a result of the same event shall be considered as having arisen from one 'loss occurrence.' Notwithstanding the foregoing, the hourly limitations as stated above shall not be exceeded as respects the applicable perils and no single 'loss occurrence' shall encompass a time period greater than 168 consecutive hours."


ARTICLE VI - LOSS IN EXCESS OF POLICY LIMITS/ECO

A. In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit (bailee coverage only), but otherwise within the terms of its policy (hereinafter called "loss in excess of policy limits") or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called "extra contractual obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, 90% of the loss in excess of policy limits and/or 90% of the extra contractual obligations shall be added to the (Company's loss, if any, under the policy involved, and the sum thereof (not exceeding, however, $2,000,000) shall be subject to the provisions of Article V.


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B.    An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C. Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D. Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

ARTICLE VII - OTHER REINSURANCE

A. The Company shall have the option to purchase excess of loss reinsurance to protect its net, recoveries under which to inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

B. The Company shall purchase or be deemed to have purchased inuring excess facultative reinsurance to limit its loss subject hereto (inclusive of loss in excess of policy limits and extra contractual obligations) to $2,000,000 each risk, each loss.


ARTICLE VIII - LOSSES AND LOSS ADJUSTMENT EXPENSES

A. Losses shall be reported by the Company in summary form as hereinafter provided, however, whenever a loss is reserved by the Company for an amount greater than $100,000, the Company shall notify the Reinsurer. The Reinsurer shall have the right to participate in the adjustment of losses subject to this Contract at its own expense.

B. All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XIV. It is agreed, however, that if the Company's gross loss is equal to or greater than $100,000, the Reinsurer shall pay its share of said loss as promptly as possible after receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

C. In the event of a claim under a policy subject hereto, the reinsurer shall be liable for its proportionate share of loss adjustment expenses incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.

D. "Loss adjustment expense" means all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of


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      supersedes and appeal bonds, and including 1) prejudgment interest, unless included as part of the award or judgment; 2) postjudgment interest; 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; and 4) a pro rata share of salaries and expenses of Company field employees, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract. Loss adjustment expense does not include unallocated loss adjustment expense. Unallocated loss adjustment expense includes, but is not limited to, salaries and expenses of employees, other than (4) above and office and other overhead expenses.


ARTICLE IX - ALTERNATE PAYEE

A. It is understood that in order to make the Company's policies generally acceptable to certain mortgagees and lending institutions, Gerling Global Reinsurance Corporation of America, New York, New York (hereinafter referred to as "Gerling Global") has agreed to issue supplemental reinsurance endorsements which guarantee that Gerling Global will pay valid claims under any of the Company's policies to which said endorsements are attached if the Company fails to pay because of its insolvency.

B. Now, therefore, it is agreed that if Gerling Global, under the provisions of a supplemental reinsurance endorsement, pays or becomes liable to pay any claim or claims under any policy or policies subject to this Contract, Gerling Global shall be substituted for the Company as payee of any reinsurance recoverable hereunder in respect of such claim or claims, and the Reinsurer, upon notice from Gerling Global, shall make payment thereof directly to Gerling Global.

C. In the event the foregoing provisions apply, all the other provisions of this Contract shall apply to Gerling Global in the same manner as if Gerling Global were substituted for the Company as the reinsured party hereunder, and to the extent this Contract reinsures Gerling Global, coverage hereunder shall be excluded as respects the Company.


ARTICLE X - SALVAGE AND SUBROGATION

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.


ARTICLE XI - ORIGINAL CONDITIONS

A. All reinsurance under this Contract shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective policies of the


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      Company. The Reinsurer shall be credited with its exact proportion of the original premiums collected by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B. Except as provided in Article IX, nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


ARTICLE XII - PROVISIONAL CEDING COMMISSION

The Reinsurer shall allow the Company a 37.5% provisional commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.


ARTICLE XIII - COMMISSION ADJUSTMENT

A. The provisional commission allowed the Company shall be adjusted periodically for each underwriting year in accordance with the provisions set forth herein. The adjusted commission rate shall be calculated as follows and be applied to premiums earned for the underwriting year under consideration:

      1. If the ratio of losses incurred to premiums earned is 67.5% or greater, the adjusted commission rate for the underwriting year under consideration shall be 25.0%;

      2. If the ratio of losses incurred to premiums earned is less than 67.5%, but not less than 55.0%, the adjusted commission rate for the underwriting year under consideration shall be 25.0%, plus the difference in percentage points between 67.5% and the actual ratio of losses incurred to premiums earned;

      3. If the ratio of losses incurred to premiums earned is less than 55.0%, but not less than 45.0%, the adjusted commission rate for the underwriting year under consideration shall be 37.5%, plus one-half the difference in percentage points between 55.0% and the actual ratio of losses incurred to premiums earned;

      4. If the ratio of losses incurred to premiums earned is less than 45.0%, but not less than 40.0%, the adjusted commission rate for the underwriting year under consideration shall be 42.5%, plus the difference in percentage points between 45.0% and the actual ratio of losses incurred to premiums earned;

      5. If the ratio of losses incurred to premiums earned is 40.0% or less, the adjusted commission rate for the underwriting year under consideration shall be 47.5%.

B. If the ratio of losses incurred to premiums, earned for any underwriting year is greater than 67.5%, the difference in percentage points between the actual ratio of losses incurred to


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      premiums earned and 67.5% shall be, multiplied by premiums earned for the underwriting year and the product shall be carried forward to the next underwriting year as a debit (addition) to losses incurred. If the ratio of losses incurred to premiums earned for any underwriting year is less than 40.0%, the difference in percentage points between 40.0% and the actual ratio of losses incurred to premiums earned shall be multiplied by premiums earned for the underwriting year and the product shall be carried forward to the next underwriting year as a credit to (subtraction from) losses incurred.

C. Within 45 days after the end of each underwriting year the Company shall calculate and report the adjusted commission on premiums earned for the underwriting year. If the adjusted commission on premiums earned is less than commissions previously allowed by the Reinsurer on premiums earned for the underwriting year, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned is greater than commissions previously allowed by the Reinsurer on premiums earned for the underwriting year, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company's report.

D. In the event the adjusted commission calculation for any underwriting year is based partly on ceded reserves for losses and/or loss adjustment expenses, the adjusted commission shall be recalculated within 45 days after the end of each subsequent 12-month period until all losses under policies with effective or renewal dates during the underwriting year have been settled. Any balance shown to be due either party as a result of any such recalculation shall be remitted promptly by the other party.

E. "Losses incurred" as used herein shall mean ceded losses and loss adjustment expenses paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expenses outstanding as of the same date, plus (minus) the debit (credit) from the preceding underwriting year, it being understood and agreed that all losses and related loss adjustment expenses under policies allocated to the underwriting year shall be charged to that underwriting year, regardless of the date said losses actually occur, unless this Contract is terminated on a "cutoff" basis, in which event the Reinsurer shall have no liability for losses occurring after the effective date of termination.

F. "Premiums earned" as used herein shall mean ceded net written premiums for policies allocated to the underwriting year, less the unearned portion thereof as of the effective date of calculation, it being understood and agreed that all premiums for policies allocated to an underwriting year shall be credited to that underwriting year, unless this Contract is terminated on a "cutoff" basis, in which event the unearned reinsurance premium (less previously allowed provisional ceding commission) as of the effective date of termination shall be returned by the Reinsurer to the Company.

G. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions and taxes, and all board, exchange and bureau assessments, and all other expenses of whatever nature, except loss adjustment expenses.


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ARTICLE XIV - REPORTS AND REMITTANCES

A. Within 45 days after the end of each month, the Company shall report to the Reinsurer:

      1.    Ceded net written premium for the month by underwriting year;

      2.    Collected subject premium for the month by underwriting year;

      3.    Provisional ceding commission allowed on (2) above;

      4. Ceded losses and loss adjustment expenses paid during the month (net of any recoveries during the calendar month under the "cash call" provisions of Article VIII);

      5. Ceded unearned premiums and ceded outstanding loss reserves as of the end of the month.

      The positive balance of (2) less (3) less (4) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's report.

B. Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.


ARTICLE XV - OFFSET (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


ARTICLE XVI - ACCESS TO RECORDS (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


ARTICLE XVII - ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission will be rectified as soon as possible after discovery.


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ARTICLE XVIII - TAXES (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia


ARTICLE XIX - UNAUTHORIZED REINSURERS

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.    Escrow accounts for the benefit of the Company; and/or

      3.    Cash advances;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expenses paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;


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      3.    To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XX - INSOLVENCY

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidation, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by
      Section 4118(a) of the New York Insurance Law or except (a) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

D. Any hold harmless and indemnity agreement affecting payment under this Contract shall be considered an endorsement to and therefore part of this Contract, irrespective of any language to the contrary. Any indemnitee shall be considered a 'payee' within this Article. In no event shall any reinsurer have double indemnity for any loss or expense under this Contract, it being the intent that any payments by the reinsurer to any payee as provided herein shall not be subject to and also collectible in any liquidation or similar proceeding.


ARTICLE XXI - ARBITRATION

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place in Sacramento, California, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of California.


ARTICLE XXII - SERVICE OF SUIT (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


ARTICLE XXIII - INTERMEDIARY

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Claims notice by the Company to the Intermediary shall be deemed to constitute notice to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

                              FIRST EXCESS CASUALTY
                              REINSURANCE CONTRACT
                           EFFECTIVE: JANUARY 1, 1997
                        TERMS EFFECTIVE: JANUARY 1, 1998

                       Financial Pacific Insurance Company
                             Sacramento, California
                   (hereinafter referred to as the "Company")


                          REINSURANCE CONFIRMATION SLIP

ARTICLE I - CLASSES OF BUSINESS REINSURED

A. By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") issued or renewed on or after the effective date hereof, and classified by the Company as Commercial Multiple Peril (Section II) and Automobile Liability business, subject to the terms, conditions and limitations hereinafter set forth.

B. It is understood that the classes of business reinsured under this Contract are deemed to include:

      1. Coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company's policies when they include or are deemed to include so-called "Out of State Insurance" provisions;

      2. Coverages required under Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.


ARTICLE II - COMMENCEMENT AND TERMINATION

A. This Contract shall become originally effective on January 1, 1997, with respect to losses arising under policies allocated to underwriting years commencing on or after that date, and shall continue in force thereafter until terminated.

B. Either party may terminate this Contract on December 31, 1998 or any other December 31 thereafter, by giving the other party not less than 90 days prior notice by certified mail.

C. Notwithstanding the provisions of paragraph B, it is understood and agreed that this Contract may be terminated on a "runoff" or "cutoff" basis, as defined in paragraph D below, by giving 30 days notice prior to each quarter end by certified mail to the other party upon the happening of any one of the following circumstances:

      1. Either party may terminate this Contract if the other party is sold during the 1997 calendar year;

      2. Either party may terminate this Contract if the other party's A. M. Best rating drops below A-;

      3. The Company may terminate any reinsurers participation at any time if the policyholders surplus of that respective reinsurer drops more than 10% from the prior year end surplus level;

      4. The Reinsurer may terminate this Contract at any time if the Company's policyholders surplus drops below $5 million.

D. Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination.

E. "Underwriting year" as used herein shall mean the period from January 1, 1997 through December 31, 1997, and each subsequent 12-month period shall be a separate underwriting year. However, in the event this Contract is terminated, the final underwriting year shall be from the beginning of the then current underwriting year through the effective date of termination. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur, it being understood that a policy will be allocated to the underwriting year which is in effect as of:

      1.    As respects all new policies, the effective date of such policies;

      2. As respects renewals of one year or less term policies, the renewal date of such policies;

      3. As respects continuous or greater than one year term policies, the premium anniversary date of such policies.

      Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraphs 2 and 3 above.

ARTICLE III - TERRITORY

This Contract shall only apply to policies issued to insureds domiciled in the United States of America, its territories and possessions and the District of Columbia; but this limitation shall not apply to losses if the Company's policies provide coverage outside the aforesaid territorial limits.


ARTICLE IV - EXCLUSIONS

A.    This Contract does not apply to and specifically excludes the following:

      1. Business accepted by the Company as reinsurance from other insurers except agency reinsurance where risk underwriting and all servicing, including claim handling, is done by the Company.

      2. Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool or association including pools or associations in which membership by the Company is required under any statutes or regulations.

      3. Liability of the Company arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      4. Any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

      5. Business written to apply in excess of a deductible or self-insured amount of more than $100,000, including Umbrella business.

      6.    Aviation liability including aerospace and satellite business.

      7. Workers' Compensation business, including Longshoremen's and Harbor Workers' Act and Jones Act.

      8. Kidnap and Ransom, Surety, Credit, Financial Guarantee or Fiduciary Insurance.

      9. Retail liquor law liability except where liquor constitutes less than 50% of sales. Specifically excluded are bars and retail liquor stores.

      10. Insurance covering damage claims for the withdrawal, inspection, repair, replacement, or loss of use of the insured's products or of any property of which such products form a part of, or if such products or property are withdrawn from the market or from use because of any known or suspected defect or deficiency therein.

      11. Liabilities for bodily injury, personal damage and/or property damage from asbestos and/or asbestos products, including but not limited to liability arising from the mining, manufacture, installation, transport, storage, habitation or use of materials, products or structure containing asbestos.

      12. Any loss or liability accruing to the Company arising out of the Employee Retirement Income Security Act of 1974 (ERISA), or amendments thereto.

      13.   Fidelity and Surety.

      14.   Watercraft liability except for boats less than 50 feet in length.

      15. All professional liability and/or malpractice insurance except as pertains to barber and beauty shops, funeral directors, druggists, opticians and optometrists.

      16. Liability insurance relating to products or completed operations involving the manufacture or importation of:

            a.    Cosmetics, hair or skin products;

            b.    Drugs, pharmaceuticals or agricultural chemicals;

            c. Aircraft, aircraft parts or aircraft engines, all motorized vehicles, or mobile equipment;

            d. Heavy machinery and equipment, home power tools, or oil drilling equipment.

      17. Liability insurance relating to premises or operations primarily involving:

            a. Aircraft or airports, as respects coverage for all liability arising out of the ownership, maintenance, or use of any aircraft or flight operations;

            b. Amusement parks, carnivals, circuses, speed contests and racing;

            c. Manufacturing, packing, handling, shipping or storage of explosives, ammunitions, fuses, arms, magnesium, fireworks, nitroglycerin, celluloid, pyroxylin or explosive substances intended for use as an explosive;

            d. Gas or public utility companies, gas or public utility works, or gas lease operations;

            e. Production, refining, handling, shipping or storage of natural or artificial fuel gases, synthetic or coal or shale based fuel, butane, propane, gasoline or liquefied petroleum gas;

            f. Oil and gas risks, by which is meant drilling rigs, exploration risks, cracking plants, refineries and depots, and oil and gas pipelines;

            g. Railroad operations, specifically "line" or "on track" operations of actual railroads;

            h.    Ship building, ship repair yard, dry docks, stevedoring;

            i.    Tunneling, subway and underground mining;

            j.    Offshore or subaqueous work;

            k. Wrecking of structures over eight stories in height, or marine wrecking;

            l.    Ski resorts;

            m. Waste disposal and deposit sites except when written in conjunction with either a refuse hauler or recycling account;

            n. Crane rentals without operators whose primary business is crane rentals;

            o. Scaffold installation, repair, removal or rental, unless incidental;

            p. Aerial crop dusting to include application of fertilizers, herbicides, pesticides;

            q.    Warehousemen's legal liability;

            r.    Automobile racing and racetracks;

            s.    Taxis;

            t.    Blasting contractors;

            u.    Licensed roofing contractors whose primary business is such;

            v.    Wrap up construction projects.

      18. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause-Liability - Reinsurance" attached to and forming part of this Contract.

      19. Pollution liability as excluded by the Company's policies. It is hereby warranted that any Commercial General Liability policy issued by the Company will include ISO pollution exclusion language.

B. If the Company provides insurance for an insured with respect to any premises, operations, products or completed operations listed in subparagraphs 16 and 17 of paragraph A above, except subparagraphs 17(c) and 17(d), and if such premises, operations, products or completed operations constitute only a minor incidental part of the total premises, operations, products or completed operations of the insured, such exclusion(s) shall not apply.

C. If the Company is bound, without the knowledge of and contrary to the instructions of the Company's supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in subparagraphs 14 through 19 of paragraph A above, these exclusions, except those set forth in subparagraphs 15, 17(c), 17(d), 18 and 19 shall be suspended with respect to such business until 65 days (60 discovery days plus 5 mailing days) after an underwriting supervisor of the Company acquires knowledge of such business.


ARTICLE V - RETENTION AND LIMIT

A. If the Company's ultimate net loss as respects any one insured, any one occurrence is less than or equal to $1,000,000, the following provisions shall apply:

      1. The Company shall retain and be liable for the first $250,000 of ultimate net loss (whether involving any one or any combination of the classes of business covered hereunder, regardless of the number of policies under which such loss is payable) as respects each insured, each occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $750,000 each insured, each occurrence.

      2. If the Company's losses arising out of any one occurrence involve losses under policies allocated to more than one underwriting year, the Company's retention applicable to such occurrence for each underwriting year shall be reduced to that portion of the Company's retention determined by dividing the Company's losses arising out of the occurrence by the number of underwriting years to which such policies are allocated with pro rata consideration given depending on the primary policy limits or reinsurance retention of the underwriting years affected. The Reinsurer's limit of liability applicable to such occurrence for each such underwriting year shall be arrived at in the same manner.

B. If the Company's ultimate net loss as respects any one insured, any one occurrence exceeds $1,000,000, the Company shall retain and be liable for the first amount of policy period ultimate net loss (whether involving any one or any combination of the classes of business covered hereunder, regardless of the number of policies under which such loss is payable) equal to 25% of such policy period ultimate net loss, subject to a maximum retention of

      $250,000 each insured, each occurrence, per each underwriting year affected. The Reinsurer shall then be liable for 75% of such policy period ultimate net loss, but the liability of the Reinsurer shall not exceed $750,000 (being 75% of $1,000,000) each insured, each occurrence, per each underwriting year affected.


ARTICLE VI - DEFINITIONS

A. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expenses, as hereinafter provided) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained. Ultimate net loss shall include the following loss adjustment expenses, as hereinafter defined:

      1. Ultimate net loss shall include loss adjustment expenses which reduce the Company's limit of liability involved;

      2. If the Company's ultimate net loss exclusive of loss adjustment expenses as respects each insured, each occurrence is less than $250,000, ultimate net loss shall include loss adjustment expenses incurred by the Company which do not reduce the Company's limit of liability under the policy involved, but the amount of such loss adjustment expenses to be included in ultimate net loss shall not exceed $750,000 as respects each insured, each occurrence.

B. "Policy period ultimate net loss" as used herein is defined as the Company's ultimate net loss as respects each insured, each occurrence, divided by the number of policy periods involved in that occurrence.

C. "Policy period" as used herein shall mean the period from the inception or renewal date of the primary policy through the expiration, termination or first premium anniversary date of the policy, whichever first occurs. As respects continuous or greater than one year term policies, each premium anniversary date shall be considered the beginning of a new policy period.

D. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

      1. "Loss in excess of policy limits" shall mean 90.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

      2. "Extra contractual obligations" shall mean 90.0% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

      Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

E. "Occurrence" as used herein is defined as an accident or occurrence or a series of accidents or occurrences arising out of or caused by one event. However, as respects policies where the Company's limit of liability for Products and Completed Operations coverages is determined on the basis of the insured's aggregate losses during a policy period, all such losses proceeding from or traceable to the same causative agency shall, at the Company's option, be deemed to have been caused by one occurrence commencing at the beginning of the policy period, it being understood and agreed that each renewal or annual anniversary date of the policy involved shall be deemed the beginning of a new policy period.

F. "Loss adjustment expense" means all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds, and including 1) prejudgment interest, unless included as part of the award or judgment; 2) postjudgment interest; 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; and 4) a pro rata share of salaries and expenses of Company field employees, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract. Loss adjustment expense does not include unallocated loss adjustment expense. Unallocated loss adjustment expense includes, but is not limited to, salaries and expenses of employees, other than (4) above and office and other overhead expenses.


ARTICLE VII - CLAIMS AND LOSS ADJUSTMENT EXPENSES

A. Whenever a claim is reserved by the Company for an amount greater than 50.0% of its retention hereunder and/or whenever a claim appears likely to result in a claim under this Contract, the Company shall notify the Reinsurer. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

B. All claim settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid by the Company.

C. In the event of loss hereunder for which the Company's ultimate net loss exclusive of loss adjustment expenses as respects each insured, each occurrence is greater than or equal to $250,000, loss adjustment expenses incurred by the Company in connection therewith which do not reduce the Company's limit of liability under the policy involved shall be shared by the Company and the Reinsurer in the proportion the ultimate net loss paid or payable by the Reinsurer bears to the total loss paid or payable by the Company, prior to any reinsurance recoveries, but after deduction of all salvage, subrogation and other recoveries. However, if a verdict or judgment is reduced by any process other than by the trial court, resulting in an ultimate saving to the Reinsurer, or a judgment is reversed outright, the expenses incurred in securing such reduction or reversal shall be shared by the Company and the Reinsurer in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment which do not reduce the Company's limit of liability under the policy involved shall be shared in proportion to each party's interest in such original verdict or judgment. The Reinsurer's liability for such loss adjustment expenses shall be in addition to its liability for ultimate net loss.


ARTICLE VIII - SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss.


ARTICLE IX - PROVISIONAL PREMIUM

A. As provisional premium for the reinsurance provided hereunder for each underwriting year, the Company shall pay the Reinsurer 16.0% of its net written premium for the underwriting year.

B. Within 45 days after the end of each month within each underwriting year, the Company shall report its net written premium for the month. The provisional premium due the Reinsurer shall be paid by the Company with its report at the rate shown in paragraph A, multiplied by the actual amount of premium collected by the Company during the month from policies allocated to the underwriting year.

ARTICLE X - PREMIUM ADJUSTMENT

A. The provisional premium paid by the Company shall be adjusted periodically in accordance with the provisions set forth herein. The first adjustment period shall be from the effective date of this Contract through December 31, 1999, and each subsequent 36-month period shall be a separate adjustment period, unless this Contract is terminated, in which event the final adjustment period shall be from the beginning of the then current adjustment period through the date of termination.

B. The adjusted premium for each adjustment period shall be equal to 160% of the Reinsurer's losses incurred for the adjustment period, plus 5.20% of the Company's net earned premium for the first underwriting year, plus 4.80% of the Company's net earned premium for each underwriting year thereafter. However, the adjusted premium for any one adjustment period shall not exceed an amount equal to 25.60% of the Company's net earned premium for the adjustment period.

C. The Company shall calculate and report the adjusted premium for each adjustment period at the following times:

      1. Within 45 days after the end of each underwriting year within the adjustment period;

      2.    Within 45 days after the end of the adjustment period; and

      3. Within 45 days after the end of each 12-month period after the end of the adjustment period until all losses arising out of occurrences commencing during the adjustment period have been finally settled.

      Each such calculation shall be based on the Reinsurer's losses incurred and the Company's net earned premium for the adjustment period as of the date of the calculation.

D. As respects calculations made in accordance with subparagraph (b) or (c) of subparagraph 3 above, if the adjusted premium is less than reinsurance premiums previously paid for the adjustment period, the Reinsurer shall remit the difference to the Company within 45 days after receipt and verification of the Company's report, subject to the following schedule:

      1. 33.33% of the adjusted premium shown to be due as of the calculation due within 45 days after the end of the adjustment period;

      2. 66.67% of the adjusted premium shown to be due as of the calculation due within 45 days after 12 months after the end of the adjustment period (less any adjustment premium amounts previously paid);

      3. 100.0% of the adjusted premium shown to be due as of the calculation due within 45 days after 24 months after the end of the adjustment period (less any adjustment premium amounts previously paid) and as of the calculation due within 45 days after the end of any 12-month period thereafter.

      It is further agreed that all payments under the provisions of this paragraph shall be net of ceding commission allowed thereon.

E. "Net written premium" as used herein is defined as gross written premium of the Company for the Casualty classes of business reinsured hereunder, less cancellations and return premiums, and less premiums ceded by the Company for excess facultative reinsurance or other reinsurance which inures to the benefit of this Contract.

F. "Losses incurred" as used herein shall mean losses and loss adjustment expense paid by the Reinsurer as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, it being understood and agreed that all losses under policies allocated to underwriting years within an adjustment period shall be charged to that adjustment period, regardless of the date said losses actually occur, unless this Contract is terminated on a "cutoff" basis, in which event the Reinsurer shall have no liability for losses arising out of occurrences commencing after the effective date of termination under policies allocated to underwriting years within the final adjustment period.

G. "Net earned premium" as used herein is defined as the Company's net written premium for policies allocated to underwriting years within the adjustment period, less the unearned portion thereof as of the effective date of calculation, it being understood and agreed that all premiums for policies allocated to underwriting years within an adjustment period shall be credited to that adjustment period, unless this Contract is terminated on a "cutoff" basis, in which event the unearned reinsurance premium as of the effective date of termination shall be returned by the Reinsurer to the Company.


ARTICLE XI - COMMISSION (BRMA 1OA)

A. The Reinsurer shall allow the Company a 37.5% commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.


ARTICLE XII - OFFSET (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

ARTICLE XIII - ACCESS TO RECORDS (BRMA ID)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


ARTICLE XIV - LIABILITY OF THE REINSURER

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


ARTICLE XV - NET RETAINED LIABILITY

This Contract shall apply only to that portion of any insurance or reinsurance the Company retains net for its own account, and in calculating the amount of any loss hereunder and the amount in excess of which this Contract attaches, only loss or losses with respect to that portion of any insurance or reinsurance the Company retains net for its own account shall be included. It is understood and agreed, however, that the Reinsurer's liability hereunder with respect to any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts which may be due from them, whether such inability arises from the insolvency of such other reinsurers or otherwise.


ARTICLE XVI - ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission will be rectified as soon as possible after discovery.


ARTICLE XVII - TAXES (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE XVIII - UNAUTHORIZED REINSURERS

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.    Escrow accounts for the benefit of the Company; and/or

      3.    Cash advances;

      if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expenses paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

      3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


ARTICLE XIX - INSOLVENCY

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (a) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

ARTICLE XX - ARBITRATION

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within thirty
      (30) days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within thirty (30)days following their appointment, each Arbiter shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within thirty (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than Joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place in Sacramento, California, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of California.


ARTICLE XXI - SERVICE OF SUIT (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful beneficiary hereunder arising out of this Contract.


ARTICLE XXII - INTERMEDIARY

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Claims notice by the Company to the Intermediary shall be deemed to constitute notice to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

                       Financial Pacific Insurance Company
                             Sacramento, California

                            CONTINGENT EXCESS OF LOSS
                              REINSURANCE CONTRACT
                           EFFECTIVE: JANUARY 1, 1998

                            REINSURANCE CONFIRMATION

BUSINESS          A.    By this Contract the Reinsurer agrees to reinsure the
REINSURED:              excess liability which may accrue to the Company under
                        its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force on the effective date hereof or issued or renewed on or after that date, and classified by the Company as Commercial Multiple Peril (Section II) and Automobile
                        Liability business (hereinafter referred to as "Casualty business") and Commercial Multiple Peril (Section I),
                        Automobile Physical Damage and Inland Marine business
                        (hereinafter referred to as "Property business"), subject to the terms, conditions and limitations hereinafter set forth.

                  B. It is understood that the classes of business reinsured under this Contract are deemed to include:

                        1. Coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company's policies when such policies include or are deemed to include so-called "Out of State Insurance" provisions;

                        2. Coverages required under Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.

COMMENCEMENT      A.    This Contract shall become effective on January 1, 1998,
AND                     with respect to losses arising under policies allocated
TERMINATION:            to underwriting years commencing on or after that date,
                        and shall continue in force thereafter until terminated.

                  B. Either party may terminate this Contract on December 31, 1998 or on any December 31 thereafter by giving the other party not less than 90 days prior notice by certified mail.

                  C. Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination.

                  D. "Underwriting year" as used herein shall mean the period from January 1, 1998 through December 31, 1998, and each 12-month period thereafter shall be a separate underwriting year. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur, it being understood that a policy will be allocated to the underwriting year which is in effect as of:

                        1. As respects all new policies, the effective date of such policies;

                        2. As respects renewals of one year or less term policies, the renewal date of such policies;

                        3. As respects continuous or greater than one year term policies, the premium anniversary date of such policies.

                        Policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraphs 2 and 3 above.


EXCLUSIONS:       See attached.

RETENTION AND     A.    As regards all Property business the subject of this
LIMIT:                  Reinsurance

                        To pay up to $2,000,000 Ultimate Net Loss, each Insured each loss occurrence, in excess of $2,000,000 Ultimate Net Loss, each Insured each loss occurrence.

                  B. As regards the Casualty business the subject of this Reinsurance

                        1a. As respects new and renewal business only with policy limits of $1,000,000 or less.

                        To pay up to $2,000,000 Ultimate Net Loss, each Insured each loss occurrence, in excess of $1,000,000 Ultimate Net Loss, each insured each loss occurrence.

                        1b. As regards business with limits excess of $1,000,000.

                        To pay up to $2,000,000 Ultimate net Loss, each Insured each loss occurrence, in excess of $11,000,000 Ultimate Net Loss, each Insured each loss occurrence.

                  C. Coverage hereunder shall apply only in the event the Reinsured sustains liability for Extra Contractual Obligations and/or losses in excess of original policy limits, arising under policies written by them.

                  D. In the event that two or more policies covered under this Contract are involved in the same occurrence but allocated to different underwriting years, the amount to be retained by the Company for each underwriting year shall be reduced to the percentage that the Company's retained losses on the policies allocated to each underwriting year bears to the total of all the Company's retained losses contributing to the same occurrence. The indemnity and/or recovery shall be arrived at in the same manner.

OTHER             A.    The Company shall maintain in force facultative
REINSURANCE:            certificates or semi-automatic facultative facilities
                        that apply on an individual risk basis which cover indemnity loss and may or may not cover extra contractual obligations and loss in excess of policy limits in accordance with the terms of the individual certificate or semi-automatic facultative facility.
                        Recoveries under such reinsurance shall inure to the benefit of this Contract.

                  B. The Company shall be permitted to carry underlying reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

ULTIMATE NET      See attached. Includes 100% ECO and 100% XPL.
LOSS:

CLAIMS AND        Individual loss notices and settlements. Pro rata loss
LOSS              adjustment expense in addition to the limit.
ADJUSTMENT

EXPENSE:

PREMIUM: .2825% of net earned premium for the contract year (including the runoff contract year, if any), subject to an annual minimum premium of $130,000. Adjusted within 45 days after the end of each contract year.

                  Annual deposit premium of $130,000 in four equal installments of $32,500 on January 1, April 1, July 1, and October 1, of each contract year (including the runoff contract year, if any).

REINSTATEMENT:    One full reinstatement in all, the additional premium for
                  which shall be calculated at 100% for time and pro rata for amount.

Other             Salvage and Subrogation
Provisions:       Offset (BRMA 36C)
                  Access to Records (BRMA 1D)
                  Liability of the Reinsurer
                  Net Retained Lines (BRMA 32E)
                  Errors and Omissions (BRMA 14F)
                  Taxes (BRMA 50B)
                  Unauthorized Reinsurers (Evergreen LOC for outstanding losses/LAE; excluding IBNR)
                  Insolvency
                  Arbitration
                  Service of Suit (BRMA 49C)
                  Intermediary

                                   EXCLUSIONS


This Contract does not apply to and specifically excludes the following:

A.    The following General Exclusions:

      1. Business accepted by the Company as reinsurance from other insurers except Agency Reinsurance where risk underwriting and all servicing, including claim handling, is done by the Company.

      2. Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool or association including pools or associations in which membership by the Company is required under any statutes or regulations.

      3. Liability of the Company arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      4. Any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

      5. Business written to apply in excess of a deductible or self-insured amount of more than $100,000 or business written to apply specifically in excess over underlying insurance. However, this exclusion shall not apply to Umbrella business.

      6.    Aviation liability including aerospace and satellite business.

      7. Workers' Compensation business, including Longshoremen's and Harbor Workers' Act and Jones Act.

      8. Kidnap and Ransom, Surety, Credit, Financial Guarantee or Fiduciary Insurance.

      9. Retail liquor law liability, except where liquor constitutes less than 50.0% of sales. Specifically excluded are bars and retail liquor stores.

      10. Insurance covering damages claims for the withdrawal, inspection, repair, replacement, or loss of use of the insured's products or of any property of which such products form a part of, or if such products or property are withdrawn from the market or from use because of any known or suspected defect or deficiency therein.

      11. Liabilities for bodily injury, personal damage and/or property damage from asbestos and/or asbestos products, including but not limited to liability arising from the mining, manufacture, installation, transport, storage, habitation or use of materials, products or structure containing asbestos.

      12. Any loss or liability accruing to the Company arising out of the Employee Retirement Income Security Act of 1974 (ERISA), or amendments thereto.

      13.   Fidelity and Surety.

B.    The following Property Exclusions:

      1.    Insurance against earthquake, when written as such.

      2.    Insurance on growing crops.

      3. Insurance against flood, surface water, waves, tidal water or tidal wave, overflow of streams or other bodies of water or spray from any of the foregoing, all whether driven by wind or not, when written as such.

      4. Liability under coverage specifically afforded for loss or damages resulting from misappropriation, secretion, conversion, infidelity or any dishonest act on the part of the insured or other party of interest, his/her or their employees or agents, or any person or persons to whom merchandise may be entrusted (carriers for hire excepted).

      5. Liability under coverage afforded for loss or damage resulting from failure to account or pay for any goods or merchandise sold on credit, delivered under deferred payment agreements, consigned for sale, or delivered under any trust or floor plan agreements, except under standard accounts receivable policies.

      6.    Boiler and Machinery, when written as such.

      7. Mortgage impairment insurance and similar kinds of insurance, howsoever styled.

      8. Difference in conditions insurance and similar kinds of insurance, howsoever styled.

      9.    Risks which have a total insurable value of more than $250,000,000.

      10. Mobile homes unless written as part of a commercial multiple peril policy.

      11. Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company's property loss under the applicable original policy.

      12.   Satellites.

      13.   Ocean Marine when written as such.

      14. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage-Reinsurance" attached to and forming part of this Contract.

      15. Railroad business, specifically insurance for "line" or "track" operations of actual railroads.

      16. Oil and gas risks, by which is meant drilling rigs, exploration risks, cracking plants, refineries and depots, oil and gas pipelines, offshore oil and gas properties.

      17.   As respects aviation, hull and ingestion.


C.    The following Casualty Exclusions:

      1.    Watercraft liability except for boats less than 50 feet in length.

      2. All professional liability and/or malpractice insurance except as pertains to barber and beauty shops, funeral directors, druggists, opticians and optometrists.

      3. Liability insurance relating to products or completed operations involving the manufacture or importation of:

            a.    Cosmetics, hair or skin products;

            b.    Drugs, pharmaceuticals or agricultural chemicals;

            c. Aircraft, aircraft parts or aircraft engines, all motorized vehicles, or mobile equipment;

            d. Heavy machinery and equipment, home power tools, or oil drilling equipment;

      4. Liability insurance relating to premises or operations primarily involving:


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
            a. Aircraft or airports, as respects coverage for all liability arising out of the ownership, maintenance, or use of any aircraft or flight operations;

            b. Amusement parks, carnivals, circuses, speed contests and racing;

            c. Manufacturing, packing, handling, shipping or storage of explosives, ammunitions, fuses, arms, magnesium, fireworks, nitroglycerine, celluloid, pyroxylin or explosive substances intended for use as an explosive;

            d. Gas or public utility companies, gas or public utility works, or gas lease operations;

            e. Production, refining, handling, shipping or storage of natural or artificial fuel gases, synthetic or coal or shale based fuel, butane, propane, gasoline or liquefied petroleum gas;

            f. Oil and gas risks, by which is meant drilling rigs, exploration risks, cracking plants, refineries and depots, and oil and gas pipelines;

            g. Railroad operations, specifically "line" or "on track" operations of actual railroads;

            h.    Ship building, ship repair yard, dry docks, stevedoring;

            i.    Tunneling, subway and underground mining;

            i.    Offshore or subaqueous work;

            k. Wrecking of structures over eight stories in height, or marine wrecking;

            l.    Ski resorts;

            m. Waste disposal and deposit sites except when written in conjunction with either a refuse hauler or recycling account.

            n. Crane rentals without operators whose primary business is crane rentals;

            o. Scaffold installation, repair, removal or rental, unless incidental;

            p.    Existence, construction or maintenance of dams;

            q. Aerial crop dusting to include application of fertilizers, herbicides, pesticides;

            r.    Warehousemen's legal liability;

            s.    Automobile racing and racetracks;

            t.    Taxis;

            u.    Blasting contractors;

            v.    Licensed roofing contractors whose primary business is such;

            w.    General contractors with revenues in excess of $50,000,000;

            x.    Wrap up construction projects.

5. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Liability-Reinsurance" attached to and forming part of this Contract.

6. Pollution liability as excluded by the Company's policies. It is hereby warranted that any Commercial General Liability policy issued by the Company will include ISO pollution exclusion language.

7. Any loss, cost, or expense arising out of any governmental direction or request that the insured test for, monitor, clean up, remove, contain, treat, detoxify or neutralize pollutants.

      If the Company provides insurance for an insured with respect to any premises, operations, products or completed operations listed in subparagraphs 3 and 4 of this paragraph, except subparagraphs 4(c) and 4(d), and if such premises, operations, products or completed operations constitute only a minor incidental part of the total premises, operations, products or completed operations of the insured, such exclusion(s) shall not apply.

      If the Company is bound, without the knowledge of and contrary to the instructions of the Company's supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in this paragraph, these exclusions, except those set forth in subparagraphs 2, 4(c), 4(d), 5, 6 and 7, shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge of such business.

                                ULTIMATE NET LOSS


A. "Ultimate net loss" as used herein is defined as the sum or sums paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

      1. "Loss in excess of policy limits" shall mean 100% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

      2. "Extra contractual obligations" shall mean 100% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

      Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C. "Loss adjustment expense" as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including litigation expenses and interest on judgments, but not including office expenses or salaries of the Company's regular employees.


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